Adamis Pharmaceuticals Corporation 8-K

Exhibit 99.2

Adamis Pharmaceuticals Announces Pricing of Public Offering of Common Stock

SAN DIEGO, CA--(September 18, 2020) - Adamis Pharmaceuticals Corporation (Nasdaq: ADMP), a specialty biopharmaceutical company focused on developing and commercializing products in various therapeutic areas, including allergy, opioid overdose, respiratory and inflammatory disease, announced today the pricing of its previously announced underwritten public offering of 16,129,032 shares of its common stock at a public offering price of $0.62 per share, resulting in gross proceeds of approximately $10,000,000 before deducting underwriting discounts and commissions and other estimated offering expenses payable by the company. All shares of common stock to be sold in the public offering are being sold by Adamis.

The offering is expected to close on September 22, 2020, subject to the satisfaction of customary closing conditions. The company has also granted the underwriters a 30-day option to purchase up to 2,419,354 additional shares of its common stock to cover over-allotments, if any.

Raymond James & Associates, Inc. is acting as the sole book-running manager for the offering. Maxim Group LLC is acting as lead manager for the offering.

The company intends to use the net proceeds from this offering for general corporate purposes, which may include, without limitation, expenditures relating to research, development and clinical trials relating to its products and product candidates, manufacturing, capital expenditures, hiring additional personnel, acquisitions of new technologies or products, the payment, repayment, refinancing, redemption or repurchase of existing or future indebtedness, obligations or capital stock, and working capital.

The securities described above are being offered by the company pursuant to a “shelf” registration statement on Form S-3 (File No. 333-226100) previously filed with and declared effective by the Securities and Exchange Commission (the “SEC”) on July 18, 2018. A preliminary prospectus supplement and the related prospectus have been filed with the SEC and are available on the SEC’s website at www.sec.gov. A final prospectus supplement and an accompanying prospectus related to the offering will be filed with the SEC and will be available on the SEC’s website located at www.sec.gov. When available, copies of the final prospectus supplement and the accompanying prospectus relating to this offering may be obtained by contacting Raymond James & Associates, Inc., Attention: Equity Syndicate, 880 Carillon Parkway, St. Petersburg, Florida, or by telephone at (800) 248-8863, or e-mail at prospectus@raymondjames.com.

Before investing in the offering, you should read in their entirety the prospectus supplement and the accompanying prospectus and the other documents that the company has filed with the SEC that are incorporated by reference in the prospectus supplement and the accompanying prospectus, which provide more information about the company and the offering.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Adamis Pharmaceuticals Corporation

Adamis Pharmaceuticals Corporation is a specialty biopharmaceutical company primarily focused on developing and commercializing products in various therapeutic areas, including allergy, opioid overdose, respiratory and inflammatory disease.  The company’s SYMJEPI (epinephrine) Injection products are approved by the FDA for use in the emergency treatment of acute allergic reactions, including anaphylaxis.  Adamis’ naloxone injection product candidate, ZIMHI, for the treatment of opioid overdose is currently under FDA review.  Adamis is developing additional products, including treatments for acute respiratory diseases, such as COVID-19, influenza, asthma and COPD.  The company’s subsidiary, U.S. Compounding, Inc., compounds sterile prescription drugs, and certain nonsterile drugs for human and veterinary use by hospitals, clinics, surgery centers, and vet clinics throughout most of the United States.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the public offering and the intended use of proceeds from the offering and statements about the progress of the commercialization of its epinephrine pre-filled syringe product and the development of the company’s product candidates. The offering is subject to market and other conditions, and there can be no assurance as to whether or when the offering may be completed. These forward-looking statements also are subject to risks, uncertainties and assumptions, including those detailed from time to time in the company’s filings with the SEC, and represent the company’s views only as of the date they are made and should not be relied upon as representing the company’s views as of any subsequent date. The company’s actual results may differ materially from those contemplated by these forward-looking statements. Except to the extent required by law, the company does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this press release.